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                                                                   EXHIBIT 10.22


                    SETTLEMENT AND GENERAL RELEASE AGREEMENT

                  This SETTLEMENT AND GENERAL RELEASE AGREEMENT, dated as of July 29, 2002 (this "Agreement"), is by and between ROY K. KEEFER, a resident of Nevada ("Keefer"), and AMERICAN VANTAGE COMPANIES, a Nevada corporation ("AVC").


                                   WITNESSETH

                           WHEREAS, Keefer has been employed by AVC as its Chief Financial Officer, Vice President, Secretary and Treasurer and has served as a director and officer of various subsidiaries of AVC for more than the last seven years; and

                           WHEREAS, AVC and Keefer did enter into an Employment Agreement, dated as of April 1, 2002 (the "2002 Agreement"), following the termination of an Employment Agreement, dated as of July 20, 1995 (the "1995 Agreement" and, collectively with the 2002 Agreement, the "Employment Agreements"); and

                           WHEREAS, AVC and Keefer have agreed that (a) Keefer shall resign as an officer and employee of AVC and as a director, officer and/or employee of the various subsidiaries of AVC in which Keefer currently serves as a director, officer and/or employee and (b) AVC shall accept such resignations and cause its various subsidiaries to accept such resignations, each on the terms and conditions as set forth in this Agreement; and

                           WHEREAS, Keefer and AVC now desire to settle fully and finally all claims Keefer may have against AVC and that AVC may have against Keefer, including, but not limited to, the obligations of the parties to each other under the 2002 Agreement and any other matters arising out of Keefer's employment with AVC and Keefer's separation therefrom.

                  NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  NON-ADMISSION OF LIABILITY OR WRONGDOING.

                  This Agreement shall not be construed in any way as an admission by either of the parties hereto that any of them have acted wrongfully with respect to each other or any other person or that any one of them has any rights whatsoever against the others.


SECTION 2.  RESIGNATION; RETURN OF AVC ASSETS, EQUIPMENT AND OTHER ITEMS.

                  Keefer hereby resigns as (a) an officer and employee of AVC and (b) a director, officer and employee of each of the various subsidiaries of AVC in which Keefer currently serves as a director, officer and/or employee and AVC hereby accepts such resignations and agrees to cause its various subsidiaries to accept such resignations, each effective as of July 31, 2002 (the "Termination Date"). Keefer agrees to return to AVC all assets, equipment or other items which are owned by AVC and in the possession or control of Keefer not later than the Termination Date.


SECTION 3.  PAYMENT TO KEEFER.

                           (a) As of the effective date of the execution of this Agreement, AVC shall pay to Keefer the following gross amounts, totaling $537,575.88, before all applicable federal, state and local tax withholding requirements:

                           Salary                                  $514,579.12
                           Health Insurance                          16,209.84
                           Life Insurance                             2,390.00
                           Disability Insurance                       4,396.92

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                           (b) In addition to the payment being made pursuant to
         paragraph 3(a) of this Agreement, as of the effective date of the execution of this Agreement, AVC shall make a payment into the SAR-SEP account of Keefer of $13,483.54.


SECTION 4.  COMPLETE RELEASE.

                           (a) As a material inducement to AVC to enter into this Agreement, but subject to the payment by AVC of the amounts due Keefer pursuant to Section 3 of this Agreement and the other obligations of AVC under this Agreement, Keefer hereby waives, releases and discharges AVC, its officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers and affiliates, and their successors and assigns, from any and all manners of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that Keefer has asserted, now asserts or could have asserted under the Employment Agreements or otherwise. This waiver, release and discharge includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment or other discrimination or claims growing out of any legal restrictions on the Company's rights to terminate its employees, including, but not limited to, any claim arising under Title VII of the United States Code. It is expressly understood by Keefer that among the various rights and claims being waived by him in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.). Notwithstanding anything else contained in this Agreement, this waiver, release and discharge is not intended to release any rights Keefer has
         (i) with respect to Keefer's participation in AVC-sponsored stock option plans, including the options granted to Keefer as of November 28, 1994 and February 4, 2000, which options shall continue to remain in effect for their full original terms and (ii) to seek and obtain indemnification and/or defense pursuant to the provisions of the 2002 Agreement, the Certificate of Incorporation and Bylaws of AVC (each as amended through the effective date of the execution of this Agreement) and the laws of the State of Nevada, in the event that any claim is asserted against Keefer by a third party.

                           (b) As a material inducement to Keefer to enter into this Agreement, subject to the obligations of Keefer under this Agreement, AVC hereby irrevocably and unconditionally waives, releases and discharges Keefer, his agents and attorneys, successors and assigns from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that AVC has asserted, now asserts or could have asserted.

                           (c) It is understood and agreed by the parties hereto that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. The parties hereto expressly accept and assume the risk of the facts and assumptions to be so different, and agree that all terms of this agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.


SECTION 5.  ACKNOWLEDGMENTS.

                  Keefer acknowledges that he:

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                           (a) has had a full 21 days within which to consider
         the terms of this Agreement before executing it;

                           (b) has carefully read and fully understands all of the provisions of this Agreement;

                           (c) is, through this Agreement, releasing AVC and its affiliates from any and all claims he may have against any of them (except as provided in paragraph 4(a) of this Agreement);

                           (d) knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

                           (e) knowingly and voluntarily intends to be legally bound by the same;

                           (f) was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement; and

                           (g) has a full seven days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.


SECTION 6.  NON-DISCLOSURE.

                  Keefer shall not disclose or deliver to any other party certain trade secrets or confidential or proprietary information gained through employment with AVC. These non-disclosable items include, but are not limited to, proprietary technologies, software programs and tools, financial information, business plans, systems files, algorithms, file structures, customer lists, supplier lists, internal program structures, options, documentation and data developed by AVC or any subsidiary or division thereof. Keefer agrees that any breach of this Section 6 will cause AVC substantial and irreparable damages that would not be quantifiable and, therefore, in the event of any such breach, in addition to other remedies that may be available, AVC shall have the right to seek specific performance and other injunctive and equitable relief.


SECTION 7.  NON-DISPARAGEMENT.

                  The parties hereto mutually agree not to (a) publish, communicate or disseminate any negative information as regards each other, or
(b) make public any negative information regarding this Agreement to the media, suppliers, vendors and other industry participants, or in any negative way to any other person, except that they may disclose its contents to their financial advisors, accountants and attorneys and as required by law. It is acknowledged by the parties that, under applicable law, AVC shall be required to file a conformed copy of this Agreement as an exhibit to the Annual Report on Form 10-K of AVC for the fiscal year ending July 31, 2002. The parties hereto each agree that any breach of this Section 7 by a party will cause the other party substantial and irreparable damages that would not be quantifiable and, therefore, in the event of any such breach, in addition to other remedies that may be available, such other party shall have the right to seek specific performance and other injunctive and equitable relief.


SECTION 8.  NO REPRESENTATIONS.

                  The parties hereto represent that, in signing this Agreement, they do not rely on nor have they relied on any representation or statement not specifically set forth in this Agreement by any of the releasees or by any of the releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

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SECTION 9.  MISCELLANEOUS.

                           (a) Notices. All requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if (a) delivered by hand against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by registered or certified mail, postage prepaid, addressed as follows:

         If to AVC, to:                     American Vantage Companies
                                            7674 West Lake Mead Boulevard
                                            Las Vegas, Nevada 89128

                  with a copy to:           Jack Becker, Esq.
                                            Snow Becker Krauss P.C.
                                            605 Third Avenue
                                            New York, New York 10158-0125

         If to Keefer, to:                  Mr. Roy K. Keefer
                                            6101 Golden Saddle Street
                                            Las Vegas, Nevada 89130

                  with a copy to:           Theresa Dowling, Esq.
                                            7201 W. Lake Mead, Ste.500
                                            Las Vegas, NV 89128

         or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this paragraph 9(a), to the other parties hereto. Each such request, demand, notice or other communication shall be deemed given (i) on the date of delivery by hand, (ii) on the first business day following the date of deposit with a nationally recognized overnight courier for next business day delivery or (iii) three business days following mailing by registered or certified mail.

                           (b) Prior Agreements/Oral Modification. This
         Agreement supersedes all prior agreements, including, but not limited to the Employment Agreements, and constitutes the entire agreement and understanding between parties with respect to the subject matters of this Agreement. This Agreement may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced.

                           (c) Attorney's Fees. In the event of any litigation between the parties to this Agreement, or any of them, concerning this Agreement, the prevailing party shall be entitled to recover the prevailing party's reasonable attorney's fees, including, but not limited to, the prevailing party's reasonable attorney's fees for services rendered on appeal, as determined by a court of competent jurisdiction.

                           (d) Costs. The parties shall each pay their own respective costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

                           (e) Binding Agreement; Benefit. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

                           (f) Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Nevada without regard to the conflict of laws provisions thereof. The parties hereto do hereby consent and submit to the venue and jurisdiction of the state and federal courts sitting in the State of Nevada ,County of Clark, as the sole and exclusive forum for such matters of dispute, and further agree that, in the event of any action or suit as to any matters of dispute between the parties, service of any process may be made upon the other party in the same manner as the giving of notices under paragraph 9(a) of this Agreement.

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                           (g) Proper Construction. The language of all parts of
         this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

                           (h) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

                           (i) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                           (j) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                           (k) Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other parties, assign or transfer this Agreement or any rights or obligations hereunder.

                           (l) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.


                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        AMERICAN VANTAGE COMPANIES


                                        By: /s/ Ronald J. Tassinari
                                            ------------------------------------
                                               Ronald J. Tassinari, President


                                         /s/ Roy K. Keefer
                                        ----------------------------------------
                                                      Roy K. Keefer


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